Exhibit 99.1

For Immediate Release

WABCO TO BE ACQUIRED BY ZF FRIEDRICHSHAFEN FOR $136.50 PER SHARE IN CASH

•	Transaction brings together two leaders with highly complementary and innovative technology offerings to address future demand for advanced mobility in the area of commercial vehicles

•	All-cash transaction at a premium to undisturbed price offers certainty of value and liquidity for WABCO shareholders

BERN, SWITZERLAND, March 28, 2019 – WABCO Holdings Inc. (“WABCO”) (NYSE: WBC), a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles, today announced that it has entered into a definitive merger agreement with ZF Friedrichshafen AG (“ZF”), a privately held global leader in driveline and chassis technologies.

Under the agreement, ZF will acquire all outstanding shares of WABCO for $136.50 per share in an all-cash transaction for an equity value of over $7 billion. The acquisition price represents a 13 percent premium to the closing stock price of $120.75 on February 26, 2019, the date prior to media reports and WABCO’s confirmation that ZF had approached the company. The transaction also represents a premium of approximately 18 percent and 23 percent to the undisturbed Volume Weighted Average Price (VWAP) for the 30 and 90 days ended February 26, 2019, respectively.

The transaction will bring together two global technology leaders serving OEMs and fleets in the automotive and commercial vehicle industry, combining WABCO’s capabilities in commercial vehicle safety and efficiency, including technologies involved in vehicle dynamics control, active air suspension systems, and fleet management systems with ZF’s leading position in driveline and chassis technologies for cars and commercial vehicles.

Jacques Esculier, Chairman and CEO of WABCO, said: “This is the right combination at the right price at the right time for WABCO. We have a history of successful collaboration with ZF, including prototyping industry-first technologies, and the strategic fit between our two companies is compelling. After a thorough review, we are very pleased to announce a definitive agreement that we believe is in the best interest of WABCO shareholders.”

Mr. Esculier continued: “We are proud of WABCO’s track record since becoming a stand-alone public company nearly twelve years ago, and we believe our early anticipation of industry dynamics and ongoing ability to innovate technology ahead of others are key contributors to our sustained differentiation and success. We are therefore highly attuned to long-range competitive forces and their potential implications as the sector contemplates a future of autonomous, electric and connected vehicles.”

“We see great opportunities ahead, but they will be more challenging to realize,” Mr. Esculier added. “It has become increasingly apparent that our industry will face a new level of strategic complexity and will attract new competition, including new entrants from outside the sector, able to bring unprecedented resources to the table. This demands WABCO make critical choices in the role it will play in the future industry value chain. Furthermore, it is anticipated that significant in house investment and new alliances will be necessary to address the full scope of required technologies for these new domains.

“Considering these factors, we strongly believe this is the appropriate moment to be joining forces with ZF, providing access to critical technology and the global size and scale to de-risk the return on investment required as the industry transforms. And as a result it will realize certainty of value and liquidity for our shareholders,” Mr. Esculier concluded.

The transaction, which has been unanimously approved by WABCO’s Board of Directors, is expected to close in early 2020. It is subject to approval by WABCO’s shareholders, customary closing conditions, and regulatory approvals.

For further information regarding all terms and conditions contained in the definitive merger agreement, please refer to WABCO’s Form 8-K, which will be filed with the Securities and Exchange Commission in connection with this transaction.

Goldman Sachs International is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom is acting as legal advisor to WABCO.

WABCO Conference Call Today

WABCO will host a conference call at 9:00 a.m. Eastern Time today, March 28, 2019, concerning this announcement. The dial-in number is +1 408 940 3818 and the U.S. toll-free dial-in number is 877 844 0834. A replay of the call will be available from Noon Eastern Time on March 28, 2019, until Noon Eastern Time on April 4, 2019. The replay dial-in number is +1 404 537 3406 and the U.S. toll-free dial-in number is 855 859 2056. The Conference ID is 3629266.

About WABCO

WABCO (NYSE: WBC) is the leading global supplier of braking control systems and other advanced technologies that improve the safety, efficiency and connectivity of commercial vehicles. Originating from the Westinghouse Air Brake Company founded nearly 150 years ago, WABCO is powerfully “Mobilizing Vehicle Intelligence” to support the increasingly autonomous, connected and electric future of the commercial vehicle industry. WABCO continues to pioneer innovations to address key technology milestones in autonomous mobility and apply its extensive expertise to integrate the complex control and fail-safe systems required to efficiently and safely govern vehicle dynamics at every stage of a vehicle’s journey – on the highway, in the city and at the depot. Today, leading truck, bus and trailer brands worldwide rely on WABCO’s differentiating technologies. Powered by its vision for accident-free driving and greener transportation solutions, WABCO is also at the forefront of advanced fleet management systems and digital services that contribute to commercial fleet efficiency. In 2018, WABCO reported sales of over $3.8 billion and has more than 16,000 employees in 40 countries. For more information, visit www.wabco-auto.com.

WABCO European media contact

Nina Friedmann, +49 69 719 168 171, wabco@klenkhoursch.de

WABCO U.S. media contacts

Kathleen Deveny +1 212 521 4896, kathy.deveny@kekstcnc.com

Ruth Pachman +1 212 521 4891, ruth.pachman@kekstcnc.com

WABCO investors and analysts contact

Sean Deason, +1 248 270 9287, investorrelations@wabco-auto.com

Additional Information and Where to Find It

In connection with the proposed merger, WABCO Holdings Inc. (the “Company”) intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company via the Company’s Investor Relations section of its website at www.wabco-auto.com or by contacting Sean Deason, Vice President Investor Relations and Controller, at Telephone: (248) 270-9287, Email: investorrelations@wabco-auto.com.

Participants in the Merger Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2018 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 15, 2019. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.wabco-auto.com.

Cautionary Statement Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that: (1) the Company may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including obtaining required regulatory approvals, may not be satisfied or waived on a timely basis or otherwise; (3) a governmental entity or a regulatory body may prohibit, delay or refuse to grant approval for the consummation of the merger and may require conditions, limitations or restrictions in connection with such approvals that can adversely affect the anticipated benefits of the proposed merger or cause the parties to abandon the proposed merger; (4) the merger may involve unexpected costs, liabilities or delays; (5) the business of the Company may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; (6) legal proceedings may be initiated related to the merger and the outcome of any legal proceedings related to the merger may be adverse to the Company; (7) the Company may be adversely affected by other general industry, economic, business, and/or competitive factors; (8) there may be unforeseen events, changes or other circumstances that could give rise to the termination of the merger agreement or affect the ability to recognize benefits of the merger; (9) risks that the proposed merger may disrupt current plans and operations and present potential difficulties in employee retention as a result of the merger; (10) risks related to diverting management’s attention from the Company’s ongoing business operations; (11) there may be other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all which may affect the Company’s business and the price of the common stock of the Company; and (12) the risks described from time to time in the Company’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of the Company’s filings with the SEC. Such risks include, without limitation: the effects of competition in the businesses in which the Company operates; the Company’s ability to adapt to a rapidly changing industry and maintain strategic relationships with industry leading companies; and the impacts of security breaches and data loss and our vulnerability to technology infrastructure failures. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, credit rating or liquidity. These risks, as well as other risks associated with the proposed merger, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the proposed merger. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

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